Century Communities Reports Record Second Quarter 2021 Results

- Net Income Increased 207% to a Company Record $117.9 Million or $3.47 Per Diluted Share -

-  Home Sales Revenues Increased 34% to a Company Record $1.0 Billion –

- Net New Home Contracts Increased 17% to a Second Quarter Record 3,120 Homes –

- Increased 2021 Outlook for Revenue -

Greenwood Village, Colorado (July  28, 2021) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its second quarter ended June  30,  2021.

Second Quarter 2021 Highlights Compared to Second Quarter 2020

•	Net income increased 207% to a Company record $117.9 million or $3.47 per diluted share
•	Home sales revenues increased 34% to a Company record $1.0 billion
•	Home deliveries increased 12% to a second quarter record of 2,771 homes
•	Net new home contracts increased 17% to a second quarter record 3,120 homes
•	Homes in backlog improved to 4,446 homes with a value of $1.8 billion, both Company records
•	Pre-tax income improved 204% to a Company record $152.1 million
•	EBITDA increased 142% to a Company record $173.2 million
•	Net homebuilding debt to net capital improved to 23.0% from 37.5%
•	Quarter end total liquidity of $1.3 billion
•	Expanded $800 million line of credit with a $200 million accordion
•	Initiated quarterly cash dividend of $0.15 per share

Dale Francescon, Chairman and Co-Chief Executive Officer, stated,  “We continued our strong momentum in the second quarter and established a number of company records including home sales revenues in excess of $1 billion, $118 million of net income, pretax income of $152 million and $173 million in EBITDA. Year-to-date, we’ve delivered a record 5,568 homes, a 28% increase over last year, of which over 85% were spec builds. This meaningful focus on move-in-ready homes has enabled Century to capture additional margin expansion, culminating in a second quarter gross margin of 23.9%, the fourth consecutive quarter of sequential margin improvement and an increase of 700 basis points over last year.  Our results demonstrate the continued high demand for our homes, positive industry dynamics and the strength, scale and operational excellence of our platform, further cementing us as one of the leading, entry-level national homebuilders.”

Rob Francescon, Co-Chief Executive Officer and President,  said,  “New sales for our more affordable, high return Century Complete brand increased 56% propelling total new contracts to 3,120 homes. These strong sales along with our record backlog of 4,446 homes valued at over $1.8 billion gives us tremendous confidence in our success for the duration of 2021 and beyond. We continued to make significant investments to support our growth initiatives, ending the quarter with a  65,610 lot pipeline,  of which 66% are controlled, reflecting our ongoing commitment to an asset-light land acquisition strategy. We’re excited for Century’s continued growth and believe our strong fundamentals, extensive footprint across 30 thriving markets, healthy balance sheet and dedicated, high performing team position us better than ever to continue to increase our return on equity, as we have for nine consecutive quarters, including the 28% achieved in the most recent quarter.”

Second Quarter 2021 Results

Net income for the second quarter 2021 increased 207% to $117.9 million, or $3.47 per diluted share as compared to $38.5 million or $1.15 per diluted share for the prior year quarter. Pre-tax income was $152.1 million, representing a 14.6% margin, as compared to $50.1 million and a  6.5% margin in the prior year quarter.

Home sales revenues for the second quarter 2021 increased 34% to $1.0 billion, compared to $747.4 million for the prior year quarter. Deliveries increased 12% to 2,771 homes compared to 2,480 homes for the prior year quarter. Average sales price of home deliveries for the second quarter 2021 was  $362,600, compared to $301,400 in the prior year quarter, primarily due to increased demand and home price appreciation  across our markets.

Homebuilding gross margin percentage in the second quarter 2021 was 23.9%, as compared to 16.9% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest, was 25.7 % in the second quarter of 2021, as compared to 19.5% in the prior year quarter. SG&A as a percent of home sales revenues improved 170 basis points to 9.9%, compared to 11.6% in the prior year quarter.

Net new home contracts in the second quarter 2021 increased 17% to 3,120 homes, compared to 2,664 homes in the prior year quarter. At the end of the second quarter 2021, the Company had 4,446 homes in backlog, representing a  record $1.8 billion of backlog dollar value, year-over-year increases of 60% and 83%, respectively.

Financial services revenues increased to $29.9 million compared to $25.7 million in the prior year quarter, and financial services pretax income was  $11.7 million compared to  $13.0 million, primarily a  result of more normalized gain on sale margin and a 2020 one-time item of a $3.0 million favorable fair value adjustment on mortgage loans held for sale that was recouped from the previous first quarter.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.5 billion of stockholders’ equity, $457.1 million of cash and $1.3 billion of total liquidity.

As of June  30, 2021, net homebuilding debt to net capital decreased to 23.0%, a reduction of 1,450 basis points from 37.5% in the prior year quarter.

Full Year 2021 Outlook

David Messenger, Chief Financial Officer, stated,  “We’re pleased with our operating and financial progress to date and remain confident in our continued success in 2021. Due to improved home price appreciation throughout the first six months of 2021, we are increasing our full year revenue guidance to be in the range of $3.8 billion to $4.1 billion. We reiterate our full year expectations for home deliveries to be in the range of 10,750 to 11,750.”

Conference Call

The Company will host a webcast and conference call on Wednesday,  July 28, 2021 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2021 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through August 28, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13720705. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and 30 markets across the U.S., offering title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2021 and its expectations for continued growth and increases in its return on equity. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, availability and pricing of labor and raw materials and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Home sales revenues	$1,004,789	$747,415	$1,964,068	$1,320,125
Land sales and other revenues	8,258	3,307	23,928	23,411
Total homebuilding revenues	1,013,047	750,722	1,987,996	1,343,536
Financial services revenues	29,865	25,722	63,485	35,517
Total revenues	1,042,912	776,444	2,051,481	1,379,053
Homebuilding Cost of Revenues
Cost of home sales revenues	(764,668)	(620,655)	(1,521,175)	(1,091,181)
Cost of land sales and other revenues	(7,000)	(2,384)	(17,020)	(16,551)
Total homebuilding cost of revenues	(771,668)	(623,039)	(1,538,195)	(1,107,732)
Financial services costs	(18,168)	(12,744)	(36,469)	(22,330)
Selling, general, and administrative	(99,656)	(86,706)	(191,807)	(160,325)
Inventory impairment and other	(41)	(910)	(41)	(1,691)
Other income (expense)	(1,245)	(2,942)	(1,786)	(2,784)
Income before income tax expense	152,134	50,103	283,183	84,191
Income tax expense	(34,224)	(11,653)	(63,621)	(19,615)
Net income	$117,910	$38,450	$219,562	$64,576

Earnings per share:
Basic	$3.49	$1.15	$6.52	$1.94
Diluted	$3.47	$1.15	$6.47	$1.93
Weighted average common shares outstanding:
Basic	33,738,586	33,340,184	33,651,727	33,274,056
Diluted	33,956,638	33,461,694	33,920,939	33,469,069

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2021	2020
Assets	(unaudited)	(audited)
Cash and cash equivalents	$419,416	$394,001
Cash held in escrow	37,640	23,149
Accounts receivable	30,286	21,781
Inventories	1,948,769	1,929,664
Mortgage loans held for sale	235,712	282,639
Prepaid expenses and other assets	147,284	122,630
Property and equipment, net	26,359	28,384
Deferred tax assets, net	18,392	12,450
Goodwill	30,395	30,395
Total assets	$2,894,253	$2,845,093
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$80,609	$107,712
Accrued expenses and other liabilities	263,956	302,751
Notes payable	901,254	894,875
Revolving line of credit	—	—
Mortgage repurchase facilities	159,776	259,050
Total liabilities	1,405,595	1,564,388
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,760,940 and 33,350,633 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	338	334
Additional paid-in capital	690,707	697,200
Retained earnings	797,613	583,171
Total stockholders' equity	1,488,658	1,280,705
Total liabilities and stockholders' equity	$2,894,253	$2,845,093

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended June 30,
	2021	2020	% Change
West	497	389	27.8%
Mountain	617	474	30.2%
Texas	399	391	2.0%
Southeast	288	566	(49.1)%
Century Complete	1,319	844	56.3%
Total	3,120	2,664	17.1%

	Six Months Ended June 30,
	2021	2020	% Change
West	891	725	22.9%
Mountain	1,564	1,088	43.8%
Texas	917	724	26.7%
Southeast	764	1,082	(29.4)%
Century Complete	2,439	1,433	70.2%
Total	6,575	5,052	30.1%

Home Deliveries

(dollars in thousands)

	Three Months Ended June 30,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	385	$616.5	313	$530.6	23.0%	16.2%
Mountain	611	$473.1	417	$418.6	46.5%	13.0%
Texas	477	$273.9	400	$246.4	19.3%	11.2%
Southeast	429	$392.7	515	$338.8	(16.7)%	15.9%
Century Complete	869	$206.3	835	$160.1	4.1%	28.9%
Total / Weighted Average	2,771	$362.6	2,480	$301.4	11.7%	20.3%

	Six Months Ended June 30,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	704	$601.1	546	$536.0	28.9%	12.1%
Mountain	1,296	$446.9	813	$407.2	59.4%	9.7%
Texas	805	$271.3	644	$246.4	25.0%	10.1%
Southeast	997	$389.7	883	$346.4	12.9%	12.5%
Century Complete	1,766	$201.0	1,458	$159.0	21.1%	26.4%
Total / Weighted Average	5,568	$352.7	4,344	$303.9	28.2%	16.1%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of June 30,		Increase/(Decrease)
	2021	2020	Amount	% Change

West	17	23	(6)	(26.1)%
Mountain	27	38	(11)	(28.9)%
Texas	14	21	(7)	(33.3)%
Southeast	22	40	(18)	(45.0)%
Century Complete	104	101	3	3.0%
Total	184	223	(39)	(17.5)%

Backlog

(dollars in thousands)

	As of June 30,
	2021			2020			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	673	$440,008	$653.8	381	$203,395	$533.8	76.6%	116.3%	22.5%
Mountain	1,057	544,365	$515.0	648	281,999	$435.2	63.1%	93.0%	18.3%
Texas	497	182,080	$366.4	355	95,193	$268.1	40.0%	91.3%	36.7%
Southeast	568	230,558	$405.9	712	262,096	$368.1	(20.2)%	(12.0)%	10.3%
Century Complete	1,651	365,454	$221.4	682	120,068	$176.1	142.1%	204.4%	25.7%
Total / Weighted Average	4,446	$1,762,465	$396.4	2,778	$962,751	$346.6	60.0%	83.1%	14.4%

Lot Inventory

	As of June 30,
	2021			2020			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,833	5,532	9,365	2,970	1,566	4,536	29.1%	253.3%	106.5%
Mountain	7,800	8,046	15,846	6,697	3,740	10,437	16.5%	115.1%	51.8%
Texas	3,468	6,767	10,235	2,871	2,272	5,143	20.8%	197.8%	99.0%
Southeast	2,973	12,567	15,540	3,724	2,879	6,603	(20.2)%	336.5%	135.3%
Century Complete	4,487	10,137	14,624	2,935	5,178	8,113	52.9%	95.8%	80.3%
Total	22,561	43,049	65,610	19,197	15,635	34,832	17.5%	175.3%	88.4%

% of Total	34.4%	65.6%	100.0%	55.1%	44.9%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other and (iii) restructuring costs, less adjusted income tax expense, calculated using the Company’s estimated annual effective tax rate after discrete items for the applicable period. Adjusted Diluted EPS is calculated by excluding the effect of loss on inventory impairment and restructuring costs from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator
Net income	$117,910	$38,450	$219,562	$64,576
Denominator
Weighted average common shares outstanding - basic	33,738,586	33,340,184	33,651,727	33,274,056
Dilutive effect of restricted stock units	218,052	121,510	269,212	195,013
Weighted average common shares outstanding - diluted	33,956,638	33,461,694	33,920,939	33,469,069
Earnings per share:
Basic	$3.49	$1.15	$6.52	$1.94
Diluted	$3.47	$1.15	$6.47	$1.93

Adjusted earnings per share
Numerator
Income before income tax expense	$152,134	$50,103	$283,183	$84,191
Inventory impairment and other	41	910	41	1,691
Restructuring costs	—	1,584	—	1,584
Adjusted income before income tax expense	152,175	52,597	283,224	87,466
Adjusted income tax expense(1)	(34,188)	(12,254)	(63,630)	(20,378)
Adjusted net income	$117,987	40,343	$219,594	67,088

Denominator - Diluted	33,956,638	33,461,694	33,920,939	33,469,069

Adjusted diluted earnings per share	$3.47	$1.21	$6.47	$2.00

(1)

The tax rate used in calculating adjusted net income for the three and six months ended June 30, 2021 was 22.5% which is reflective of the Company’s estimated annual effective tax rate after discrete items for the applicable period. For the three and six months ended June 30, 2020, the tax rate utilized was our estimated annual effective tax rate after discrete items of 23.3%.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended June 30,

	2021	%	2020	%

Home sales revenues	$1,004,789	100.0%	$747,415	100.0%
Cost of home sales revenues	(764,668)	(76.1)%	(620,655)	(83.0)%
Inventory impairment and other	(41)	(0.0)%	(910)	(0.1)%
Gross margin from home sales	240,080	23.9%	125,850	16.9%
Add: Inventory impairment and other	41	0.0%	910	0.1%
Add: Interest in cost of home sales revenues	18,406	1.8%	18,694	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$258,527	25.7%	$145,454	19.5%

	Six Months Ended June 30,

	2021	%	2020	%

Home sales revenues	$1,964,068	100.0%	$1,320,125	100.0%
Cost of home sales revenues	(1,521,175)	(77.5)%	(1,091,181)	(82.7)%
Inventory impairment and other	(41)	(0.0)%	(1,691)	(0.1)%
Gross margin from home sales	442,852	22.5%	227,253	17.2%
Add: Inventory impairment and other	41	0.0%	1,691	0.1%
Add: Interest in cost of home sales revenues	36,783	1.9%	32,379	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$479,676	24.4%	$261,323	19.8%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net income	$117,910	$38,450	206.7%	$219,562	$64,576	240.0%
Income tax expense	34,224	11,653	193.7%	63,621	19,615	224.3%
Interest in cost of home sales revenues	18,406	18,694	(1.5)%	36,783	32,379	13.6%
Interest expense (income)	(172)	(684)	(74.9)%	(283)	(847)	(66.6)%
Depreciation and amortization expense	2,849	3,427	(16.9)%	5,655	6,842	(17.3)%
EBITDA	173,217	71,540	142.1%	325,338	122,565	165.4%
Inventory impairment and other	41	910	(95.5)%	41	1,691	(97.6)%
Restructuring costs	—	1,584	NM	—	1,584	NM
Adjusted EBITDA	$173,258	$74,034	134.0%	$325,379	$125,840	158.6%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2021	2020
Total homebuilding debt	$901,254	$894,875
Total stockholders' equity	1,488,658	1,280,705
Total capital	$2,389,912	$2,175,580
Homebuilding debt to capital	37.7%	41.1%

Total homebuilding debt	$901,254	$894,875
Cash and cash equivalents	(419,416)	(394,001)
Cash held in escrow	(37,640)	(23,149)
Net homebuilding debt	444,198	477,725
Total stockholders' equity	1,488,658	1,280,705
Net capital	$1,932,856	$1,758,430

Net homebuilding debt to net capital	23.0%	27.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings